Exhibit 99.1
                                  ROLLINS, INC.
                         Fourth Quarter Conference Call
                        February 17, 2004,10:00 a.m., ET
                            Financial Relations Board
                            Chairperson: Marilyn Meek

Operator Good morning, ladies and gentlemen, and welcome to the Rollins fourth quarter conference call. At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Tuesday, February 17, 2004. I would now like to turn the conference over to Ms. Marilyn Meek with Financial Relations Board. Please go ahead, ma'am.

M. Meek Thank you. Good morning, everyone, and thank you for joining us today for Rollins conference call to discuss fourth quarter and year end results for 2003. By now you should have all received a copy of the press release. However, if anyone is missing a copy and would like one, please contact our offices at 212-445-8453. We will send one to you and make sure you are on the company's distribution list.

               There will be a replay of the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2235 passcode 567293. Additionally the call is being webcast live over www.viavid.net and a replay will be available for 90 days following the call.

               On the line with us today for the call are Gary Rollins, President and Chief Executive Officer and Harry Cynkus, Chief Financial Officer and Treasurer. Management will make some opening remarks and then we'll open the line for questions. Gary, would you like to begin?

G. Rollins     Yes. Thank you,  Marilyn.  Good morning and welcome to our fourth quarter conference call. Harry Cynkus is going to read our forward-looking statement disclaimer and then we'll begin.

H. Cynkus      Thanks, Gary. In order to help you understand the company and its results we may make certain forward-looking statements. It is possible our actual results might differ from any statements we make today. Additional information regarding factors that could cause such differences appear in the company's SEC filings including its 2002 10-K as well as today's press release.

               In the question and answer portion of today's call we will only be responding to financial questions from analysts and portfolio managers relating to the historical information for the fourth quarter and year. Gary will now comment on the quarter and our full year results.

G. Rollins     We are pleased to have reported  another strong quarter and year.
               This is our 16th consecutive quarter of improved earnings and our sixth consecutive year of improved earnings growth which reflects the positive actions that we have taken to improve Rollins' performance. The results that we've achieved in our forth quarter were particularly noteworthy given that this has traditionally been the company's slowest quarter.

               In terms of revenue growth and net income year-over-year it was our strongest quarter in 2003. The improvement overall that we have experienced is primarily the result of improved productivity and improved employee and customer retention.

               Let me take a few minutes to highlight some of our programs and what we're doing to expand our business and improve revenue and profitability going forward.

               As most of you are aware, we began our Every Other Month or EOM service in 2000. This program continues to gain acceptance among both existing and new clients. Thanks to improved and longer lasting chemicals, we can now provide effective pest control service while satisfying our customers' busy lifestyles with less service frequency.

               As of December 31st 55% of our residential customers had opted for EOM. We expect to see further growth of this service offering this year and beyond. In addition this has resulted in improved technician earnings and productivity, lower fleet cost among other efficiencies.

               Recently mosquitoes have become a much more visible health risk. The spread of West Nile Virus has made the public highly aware of the potential deadly disease that these insects can transmit. This past Summer, Orkin began test marketing a mosquito control program in the Northern United States and Canada. While working to address the threat of mosquitoes in select residential areas in the U.S., a highly successful West Nile Virus prevention program was implemented through government agencies in Ontario, Canada. Two provinces were provided with thousands of larvicide treatments to mosquito breeding grounds reducing the population of adult mosquitoes and their eggs.

               The company intends to expand the mosquito program in Canada and other U.S. markets in the Spring of this year.

               On the commercial pest control side of our business, Orkin introduced the Gold Medal Protection Program in 2003. This custom designed pest control service program is targeted specifically to high-end customers, primarily in the food manufacturing and processing industry. The program provides a comprehensive reporting system that meets federal and state regulatory requirements. Our technical reporting capabilities are augmented by our guarantee of free retreatment if the customer's not satisfied plus our commitment to pay any regulatory agency penalties as a result of a shortfall in our service.

               These guarantees in part are supported by the fact that we have the first commercial pest control program of its kind in North America to receive the ISO 9002 certification.

               This past year we also introduced and have benefited from a commercial pest control quality assurance program. This program helps insure consistent service while improving our personnel and build stronger customer relations. The program utilizes floor level inspections by Orkin QA inspectors while accompanied by branch, region and on occasion, division management staff. This initiative is supported by a new commercial pest control expectations manual that was developed for our branches to clearly understand the company's commercial service commitment. Our locations and people who provide this service are audited against this manual.

               The counterpart of this commercial pest control quality assurance program was introduced for termite control in 1997 and has proven very successful in improving our termite service and customer retention.

               We believe that our commercial business represents the greatest potential for long term growth for Rollins through increased market penetration and longer customer relationships. Many of our new sales and technical initiatives, including a handheld computer application as well as this quality control program that I mentioned, have been developed with that objective in mind.

               The Orkin franchise program has continued to expand in the U.S. and internationally. During 2003 we added our second international franchise in Panama and now have 44 Orkin franchises. We expect this program to continue to grow and look forward to repurchasing the mature businesses in the future.

               Orkin continues to be one of the most highly recognizable brand names in the United States where seven out of 10 people surveyed mentioned Orkin first when asked to name a pest control company. We are committed to preserving and building this brand awareness. I'll share with you some of the work that we've been doing in this regard.

               This past year we introduced our "If it bugs you, bug me" integrated radio and local point of sales advertising campaign. This program was supplemented by creative point of sales pieces for the company's service technician. This material was used for clover leafing for new prospects to build route density in neighborhoods where they have existing clients. Orkin is also reaching out in big metro cities to the largest minority group in the U.S., the Hispanic market, with its new Spanish radio spots and collateral material.

               In order to better understand our customers and prospects during the past year, Rollins initiated market research efforts to help identify specific residential pest control market segments. Three segments were determined to be ideal new customer groups for Orkin.

               These are sectors that the company believes offers the best opportunity to create long and prosperous relationships. All of these groups were willing to pay a higher price for a pest control service that meets their needs. These prospects indicated a desire for a company with a strong positive reputation and one with the most professional and knowledgeable technicians. They also want to do business with a company whose service will be safe for their children and pets and a firm that is responsive to their requests. These are all attributes that Orkin delivers every day; however, we must do a better job communicating them to our prospective customers.

               Our new local expert television and radio advertising campaign is a refinement from last year and conveys a message that our people are members of your community and your neighbors. With Orkin you get all the benefits of a highly professional company with your service performed by people who live where you live.

               To effectively and efficiently achieve sales goals in today's highly competitive environment, sales representatives have a greater need for new technology to help them improve their productivity. Orkin began testing automated sales management software this past year and will continue to work in this area in the new year. This software is currently being used to track the sales process, allowing the sales pipelines to be easily reviewed by management and to capitalize on opportunities that are readily identified.

               Account information, sales statistics, contact information, future tasks and events are tracked by location with upward flow to the sales management organization. The reporting and forecasting features also enable management to have a better overview and expectation of the entire sales network.

               The company has also reorganized its marketing department to include business development managers, BDMs, for our operating division. Each BDM is responsible for linking sales activity to our sales plan creating a market development plan for future customer growth and retention for their specific divisions. They will provide an advocacy, if you will, by working with local management to ensure the success of their divisions as it relates to sales training, new customer marketing and sales plan achievement.

               Last year we successfully launched our new intranet which provides for quick and efficient communications between the field and home office. Significant cost savings are being realized by providing material safety data sheets and product labels to our My Orkin intranet. This is a very important requirement that enables instantaneous compliance with state and federal product use regulations.

               The Orkin training department now has a state-of-the-arts means to better communicate the availability of a comprehensive array of training tools and reference materials through the My Orkin training site.

               The My Orkin Marketplace was created for our branches to more efficiently order promotion materials.

               Lastly, company technician and technical forums are available to create a method of sharing knowledge on our new website.

               In 2003 Orkin began to outsource some of its pesticide and material distribution by utilizing a new branch internet system that simplifies ordering. Test branch sites are now receiving shipments from a source near their location more frequently and timely which reduces the carrying cost of excess inventory and shipping costs.

               The global positioning system, GPS technology, first introduced three years ago has resulted in improved driver safety and service productivity. Now newer generation GPS units are being installed that allow 24/7 monitoring and reporting of speed, location and seatbelt usage as well as allowing remote updating of mapping software. This new technology also details the route a service technician takes rather than just noting stops. These new units create reports that are easier to read and allow data to be sent directly to a server with no removable chip to be taken out at the end of the day.

               Although this new equipment is being utilized in just some of our locations, we are optimistic that it will be a building block to create a comprehensive routing and scheduling system in the future.

               In the Spring of 2003 Orkin was recognized by Training Magazine as one of the top 100 companies to excel in training and employee development. In addition, Orkin was one of only five companies selected for the magazine's Editor's Choice award. The award is given to select companies that have created positive learning environments for their workforce.

               Orkin attained further recognition this year for its training achievements by winning first place honors for the Best award given by the American Society for Training and Development. The Orkin Training Center located in Atlanta was specifically referenced as evidence of the company's dedication to employee improvement.

               The Orkin Training Center has a full sized house and several other real examples of building structures where technicians can see the relationship between pest and home construction. They can also simulate pest treatments under the supervision of qualified instructors. In the classrooms technicians acquire guidance in customer relations, pest problem solving and advanced technical skills through highly interactive instructor led training.

               In 2004 the company plans to expand the training center to include hands-on instructional areas that represent actual customer account facilities with additional classroom space and a media production facility.

               To summarize, we have many programs introduced in 2003 that will only get stronger in the new year. I'd like to now turn the call over to Harry who will walk you through our financial performance for the quarter and year. Harry?

H. Cynkus      Thank you,  Gary. In the fourth  quarter of 2003, we grew our net income  by 60.6% to $6  million,  or 13 cents per  diluted  share compared  to net income of $3.7  million,  or 8 cents per diluted share for the fourth  quarter of 2002.  Net income for the fourth
               quarter  2003   included   gains  from  the  sale  of  assets  of
               approximately $1 million net of tax, or 2 cents per share. This gain was partially offset by a year-to-date adjustment in the effective income tax rate of $300,000.

               In terms of revenue growth, the fourth quarter was our best for 2003. Total revenue was up 3% to $158.5 million. For the same period in 2002 we reported revenue of $153.9 million. We saw growth across all of our business with higher growth in termite and commercial.

               Gross margin for the quarter was 45.3% compared to 44.0% for the fourth quarter of 2002. The improvement in gross margin reflects ongoing improvement in technician productivity as well as reduction in material and supply costs.

               We enjoyed some improvement in our insurance and claims costs as well. We continue to see reductions in the number of new as well as open termite claims.

               Sales, general and administrative expenses as a percent of revenue in the quarter increased from 36.6% to 37%, all due to the true-up of some sales program costs.

               Taking a look at results for the full year, net income for the year increased 36.2% to $36.9 million, or 80 cents per diluted share compared to net income of $27.1 million, or 60 cents per diluted share for 2002. Revenues increased by $11.6 million to $677 million over revenues of $665.4 for the full year 2002.

               The 1.7% increased revenue for the full year and 3% in our fourth quarter were primarily the result of our continued emphasis on customer retention and building recurring revenues.

               Commercial and residential pest control had modest growth this year. Termite revenue decreased slightly for the full year primarily as a result of the cold and wet weather in the majority of the U.S. in the Spring of last year.

               Gross margin for the year was 46.5% compared to 45.7% for 2002. The improvement in gross margin reflects continued improvement in technician productivity and reduction in material and supply costs. While improving technician productivity, we have been able to increase average pay which leads to better employee retention and, in management's opinion, improved customer retention.

               For the full year sales, general and administrative expenses decreased .7% margin points, declining to 34.9% of total revenues compared to 35.8% for the prior year. This improvement was the result of the home office process improvement initiative started in 2002, lower field administrative costs as a result of technology and organizational investments and lower sales payroll due to lower staffing. The formation of inbound call centers and lower bad debt expenses resulting from better collections and improvement in receivables aging statistics also contributed to this improvement. These were partially offset by an increase in our sales program costs.

               The tax provision of $23.1 million at December 31, 2003 reflects higher pretax income and a higher effective tax rate versus prior year periods. Prior to the fourth quarter of 2003 the effective tax rate was 38%. In the fourth quarter we had to adjust the rate to bring 2003's effective tax rate to 38.5%. The higher rate reflects an increase in state income taxes. This increased the tax rate for the fourth quarter to 41%. We expect the effective tax rate will approximate 38.5% in 2004 as well.

               During 2003 we continued to strengthen the company's already strong balance sheet. At December 31, 2003 Rollins had cash and short term investments of $59.5 million and marketable securities of $21.9 million for a total of cash and marketable securities of $81.4 million compared to $38.3 million at the end of December 2002, 112.5% increase. This strong cash position gives us the ability to pursue opportunities to acquire select pest control acquisitions.

               We ended the year with $46 million in unearned revenues, up approximately 7% at the end of the year. Since the company recognizes revenue at the time services are performed, this balance represents customers who have paid us in advance. This includes pest control customers who take advantage of our year in advance discount program and base monitoring customers who are required to pay a year in advance.

               Our accrual for termite contracts that represents the estimated cost of re-applications, repair claims and associated labor, chemicals and other costs relative to termite control services performed prior to the balance sheet date totaled $43.9 million at year end, a decrease of $2.6 million from last year. The decline reflects the approximately 10% fewer claims opened in 2003 versus the prior year as well as a 30 plus percent decline in the number of open claims.

               Also of note, we choose to make a $9.8 million voluntary contribution to our pension plan in the fourth quarter. Due to the combination of the contribution and improved investment returns, the year end fair value of pension assets now exceed the plan's accumulated benefit obligations requiring us to reverse the last two years of additional minimum pension liability that had been recorded through retained earnings as comprehensive expense. This increased our retained earnings by $16.1 million in the fourth quarter but had no P&L impact.

               On December 31, 2003 we had total assets of $353 million and stockholder's equity of $140 million. We are almost debt free, with $1.7 million in debt.

               Lastly, in 2003 the company paid a total of $9 million in cash dividends, or 5 cents per quarter. On January 27th of this year the Board of Directors approved a 20% increase in the dividend to 6 cents a quarter. This is the second consecutive year in which the Board has approved an increase in the dividend.

               Gary, I will now turn the discussion back over to you.

G. Rollins     Thanks,  Harry. I hope I conveyed  earlier that we are continuing to  invest  in our  business  in order to  provide  the very best customer  service  available  at a reasonable  cost.  At the same
               time,  we  remain   committed  to  increasing  sales  growth  and
               profitability through our sales and service programs all of which should translate into increasing value for our shareholders.

               We're now ready to open the call to any questions that you might have.

Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you'd like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for our first question.

               Our first question comes from Steve Benault with Craig-Hallum Capital. Please go ahead with your question, sir.

S. Benault     Good morning, everybody.

G. Rollins     Good morning.

S. Benault     Would you mind  providing  a little bit more color on the true-up of the sales program costs in the fourth quarter?

H. Cynkus      We, at the end of each year, estimate our marketing costs as well as some of our sales program costs. Last year we had a small net credit of under half a million dollars. This year we had a small net charge that was a little more than a half million in the other direction. It was actually a little more than a half million dollar expense versus the credit we had last year, so you have a swing in comparing the quarters.

S. Benault     A swing of a million.  Although is there  anything  else going on within that line item because on an absolute basis you guys were sort of realizing year-over-year declines on an absolute basis in terms of dollars and it was a little bit of an uptick. Is there any incremental spending related to anything that we should be aware of?

H. Cynkus      No. I think the fourth quarter is somewhat  higher because of the true-up and the lower revenue that falls in the fourth quarter and we would expect it to continue as it has in the past.

S. Benault     Do you feel  comfortable  providing detail regarding the segments if you talk in terms of residential, commercial and termite, what sales did in the quarter?

H. Cynkus      Typically  the stock in  general  terms,  in the  commercial  and termite we had positive gains (I don't have the numbers in front of me here). The residential you're not going to have typically many customers in your fourth quarter. Termite I think was stronger in the fourth quarter than we've seen previous but that's a result of we've been selling now for five plus years contracts that expire and what we're now doing is we're cycling the first expiring contracts this year. We have the opportunity to resell termite customers that we didn't see in previous years.
               That has both a positive and a negative impact; i.e., you lose the customers and the contract expired but it does give you an opportunity to resell valuable protection that they need for their home.

S. Benault     But if we say residential was down and I understand  there's some downward suppression on the residential.

H. Cynkus      I didn't say  residential  was down.  I'm just  saying we saw the growth primarily as I mentioned in the termite and commercial side, the stronger growth there. We had 3% growth in the quarter.
               Those two sectors were over 3 and residential was under 3.

S. Benault     Okay.  The mosquito  control you  reference in the press  release you're  working with  various  health and  government  officials.
               What's the nature of those working relationships?

G. Rollins     Are  you  referring  to  the  comment  I  made  about  the  label requirements and so forth? Canadian, I'm sorry. Canada has a little bit different situation than we have in the U.S. in that the government takes a more active role in pest control and there's greater funds that are available to provide pest control.

               PCO Services, our company in Canada, has responded and cultivated relationships with two provinces up there where the government has funded in those areas a proactive approach to mosquito control. We would love to think that would happen down here but the nature of just the way that the government works in Canada is different than it is down here.

               What we're doing down here is we're going to be targeting some local municipalities and seeing if we can create that kind of interest in more affluent local municipalities.

S. Benault     So in Canada it appears as if there's an  opportunity  to work on it from a commercial perspective with your mosquito control program?

G. Rollins     Right.  Canada just has a lot more relationships with the private sector as far as pest control service in general and I think it's just the nature of the country more than anything else.

               We were encouraged with the residential testing that we did and we also think there's some affluent municipalities in the United States that might take that type of interest. As far as going into any broad territorial areas, a state or a big metropolitan area, we really don't think that we have that same opportunity from a government perspective in the United States.

S. Benault     Thank you.

Operator Thank you. Our next question comes from James Clement with Sidoti & Company. Please go ahead with your question.

J. Clement     Good morning, guys, how are you?

H. Cynkus      Fine, Jaimie.

J. Clement     A quick  question for you. I know that over the last I don't know
               12 to 18 months, perhaps even longer, you've talked about in reasonably specific terms some sales initiatives that you have in place and that you commented on in the beginning. I would assume that it would take a little while for the initiatives and the training involved in those initiatives to actually get to the branch level, get to the technicians, that kind of thing. If you could talk about residential and termite and commercial and give us a sense of whether the people that you need to be up and running on those initiatives are up and running or are we only in the third inning of this process? Is that a fair question?

G. Rollins     I think it's a good question.  And I think you're right,  we have been playing defense for a long time and only recently have really gotten into a sales growth mode and one that the company has done successfully in the past but not more recently.

               The BDMs that I referred to earlier are certainly for the most part new. There's a couple of more experienced individuals that are involved, but the majority of them are new and so it's going to take them a while to build relationships and start making an impact.

               I think you've got probably a different situation. Commercial-wise we're a little bit more nimble there because we don't have as many people to influence so I would expect that we could see some more positive movement there a little bit quicker. Harry alluded to the expired termite contracts. I would expect to see some good progress made in that area just by the phenomena of the fact that we have a fairly significant number of customers whose guarantee and coverage has run out. This is the first time that we've had that kind of a situation. Pest control is going to be probably the most challenging because it's the bigger number to move but we had a very good December. We saw a lot of the results of these programs that I've mentioned and I would imagine that our progress will just continue to build throughout the year but it's certainly not going to leap off the starting block, so to speak, as far as the first quarter is concerned.

J. Clement     Thanks.  Harry,  let me ask you a quick question.  I know that in your press release you lumped your long term accrued liabilities.
               If I look  back at the  balance  sheet as of the end of the third
               quarter,   it  looks   like  that   number  is  down   reasonably
               substantially. Are the two things going on there the voluntary pension contribution and the lower accrual for termite clients or is there something else there?

H. Cynkus      No, that's primarily it, the pension payment.  Last year we had a liability recorded for the minimum pension liability. Because of the funding now, that has to be reversed. The decrease in pension, there's some reclasses between short term and long term on the termite but there's nothing else really substantial happening.

J. Clement     Thanks.  Let me ask just one quick  question.  I know that  going back a year or so people had asked you questions as to whether you would consider an Orkin brand of home pest control products, that kind of thing. I don't think we've heard much about that from you in the last couple of quarters. Is that something that's still being considered?

G. Rollins     Yes,  it's still being  considered.  We really  couldn't make the numbers work. If you looked at a royalty kind of situation, we just couldn't find a situation that economically made that much sense for us. We have to be very careful that we don't cannibalize the service that we offer. One of our ideas was that we would go into the flying insect product line which you really wouldn't be competing with your service.

               When we really peeled the onion back, so to speak, we did not see the economics that offered us the kind of benefit that would warrant some of the other problems it would create as far as marketing our service.

               One of the things that we are very much interested in is some type of couponing and we have talked with some of the major manufacturers as far as an alliance that would position us as far as acquiring a new customer as a result of the consumer's inability to get the desired results.

               Our research has indicated that our typical customer has a couple of cans of products under their sink and what that tells you is that they try it but they just can't make it work because they don't have the discipline and they don't really know exactly what to do with it. We really think that we may have some opportunities in the future working with some of the leading manufacturers in offering work in coupons as far as a package and be able to get the leads and convert those to new customers.

J. Clement     Thanks very much.  I will let other  people have some  questions.
               Thanks.

H. Cynkus      Thank you.

Operator Thank you. Our next question comes from Michael Freedman with RBC. Please go ahead with your question.

M. Freedman    Good morning.

G. Rollins     Good morning.

M. Freedman    I had a couple of questions  for you.  Looking back over the past five years, you all have obviously done a phenomenal job of increasing your operating income margin, it looks like from negative to 8.6% on a kind of slow, less than 3% revenue growth.
               Just a couple of questions around that.

               First, where do you think your operating income margin can ultimately go? How much more room is there on this front? Second, you talked about the decrease in termite claims but is there any way you could give me additional comfort that we're not skimping at all on our accruals, because obviously both accrued insurance and termite accrual have gone down significantly over time which has helped the margins.

               Lastly, is there any additional warranty cost that Every Other Month service creates in terms of people thinking they see bugs in the second month and causing a truck roll or also is there any warranty accrual for the Gold Medal Guarantee? Thanks.

G.Rollins      Let me take the first one here,  operating margin. I believe that our operating margins can return to the 14% plus level that we experienced in the early '90s, '93, '94 and I think '95 before we got into the termite wars. Harry talked about the trends as far as the claims were concerned and of course I touched briefly on our quality assurance efforts there. So we really think that we've got this termite thing behind us and that we can return to historic margins.

H. Cynkus      In terms of whether we're skimping on accruals,  and I can assure you I feel very confident that the accruals are properly set. We do a lot of work with actuaries to develop estimates. They have now well over seven, eight years of claim history. They work on development factors, they look as to how the claims are building by year that they were originally sold. It's audited extensively by our auditors, Ernst & Young. And the reduction in the reserve is really a reduction, reflects all the work that we've done since 1997 to reduce our liability in that area and to bring the costs within control.

               I think it portends well for the business going forward because it means that as I mentioned, we're seeing less new claims and less open claims and if we can continue to reduce our claims expense, it will certainly have a big factor on profitability. Last year our termite provision was in excess of just over $20 million so it does have a big impact on earnings.

               As to any additional warranty cost on Every Other Month service, with the efficacy of the chemicals we moved from monthly to Every Other Month, we look at the number of call backs because if the bugs come back, we guarantee we'll come back. We have not seen substantially any higher numbers on call backs with Every Other Month versus the monthly service. I don't know if that's true if we went to quarterly or not but we look at our allowances and credits that we issue on the guarantees each month and those have trended down over the last several years as well.

               We don't see anything particularly at risk there. The customer satisfaction as we measure it by retention is better on Every Other Month than we saw with other service frequencies.

M. Freedman    Great, thank you.

Operator Our next question comes from Louis Corrigan with The Cypress Funds. Please go ahead with your question, sir.

L. Corrigan    Harry, I've got two questions.  The asset sale in the quarter,  I didn't hear what was sold. The second question, you have gotten amazing efficiencies out of your GPS service. I'm wondering what inning are we in, in terms of that in helping to drive margins?

H. Cynkus      We had  some  surplus  assets  and we had a gain on one and  some losses on others. It wasn't really any ... we broke it out separately because we don't expect them to be recurring.

               In terms of GPS we're at, I wouldn't say at the front end of the game but we're now actually rolling out the second generation. We first put in GPS equipment three or four years ago. The technology has gotten better with more and more capabilities so I think today we're seeing a refinement.

               We will continue to dial down and use the information to improve service frequencies. Today the ability to actually map out the route that the technician is taking versus what we would like him to see and have a visual map of will certainly help.

               I think it's an important part of our continuing to drive productivity, it's one more tool in the toolbox. The big savings that we saw in reduction of insurance cost and in accident claims we're hoping to see continued incremental improvements there. We can now monitor usage 24 hours a day but I think we're looking at incremental and not huge steps.

L. Corrigan    I guess  that  would mean  getting  to the 14%  operating  margin becomes more and more a function of driving revenue. Is that the right way to look at it?

H. Cynkus      Yes.  We  believe  we have a lot of  gains  still  to  come  from productivity. Almost half our cost is labor. The whole name of the game here is managing that labor. Route density, we don't make any money driving between stops and the more we can reduce that drive time, the higher we can improve that productivity.

               The sell-through of Every Other Month will continue. We've mentioned a number of times consistently since the program was started, 70% of all new sales have been Every Other Month. The customer base is now up to just around 55% so we still have some gains as the customer base continues expanding to Every Other Month. But to continue to drive margins, we recognize we need to grow revenue.

L. Corrigan    Great, thank you.

Operator Thank you. Our next question comes from Thomas DiBella with Turner Investment Partners. Please go ahead with your question.

T. DiBella     Thank you. I have a question on the margins  that you're  talking about. You were about 11.5 this year I think on operating margins and it looks like historically you've been as high as over 14. Am
               I correct in that?

G. Rollins     Yes.

T. DiBella     The question, also you had some added costs to supplies. Was that mostly chemicals or was that fuel?

H. Cynkus      We said our material cost was actually down.

G. Rollins     We had a slight  increase in fleet expense  because of converting to a new vendor and we had overlap. We had vehicles that were in and vehicles that were coming, so there was some overlap of vehicles in the transition.

H. Cynkus      That was in the first quarter of the year. It affected us for the total year but that fell in the first quarter.

T. DiBella     What percent is materials,  chemicals,  fuel and that relative to labor after you put it all together?

H. Cynkus      It's  typically,  and  it  varies  by  type  of  whether  it's  a commercial customer or a residential or whatnot, but in total it's approximately 6% of revenue. It's a small component.

T. DiBella     Thank you.

Operator Thank you. Our next question comes from Ryan Robinson with Farallon Capital. Please go ahead with your question.

R. Robinson    Good morning, gentlemen.

G. Rollins     Good morning, Ryan.

R. Robinson    Congratulations  on a great  quarter.  You've  done a  great  job generating cash the past couple of years. I was wondering if you could give us a little color on your plans for the cash and specifically what we can expect in 2004 from the acquisitions and stock buyback lines in comparison with the past couple of years?

G. Rollins     I think from an acquisition  perspective we're willing. One thing that we learned over the last couple of years is that buying small companies, really you spend a lot of effort but you don't get a lot of benefit. The good news is that there's probably a dozen $20, $50, $70 million companies out there. These are typically good regional competitors, third generation ownership.
               Some of them are going through a thought process about whether they really want to stay in the business and we have done our best to stay near these people and participate with them on industry events.

               We very much would like, that would be our first priority as far as our cash is concerned and we would hope to be successful with our endeavors but you just can't make them sell. We're trying to encourage them to sell.

               As you've seen in the past we have purchased our stock and we have the authorization, what Harry?

H. Cynkus      We still have authorization for about 650,000 shares in our share buyback program.

G. Rollins     And I think  depending  on the  price of the  stock and so forth, that is certainly an option that we would consider, but our number one priority would be to acquire some of these good businesses.

T. DiBella     Good, thank you very much.

Operator Thank you. Management, at this time there are no further questions. Please continue with any further remarks that you would like to make.

H. Cynkus      That concludes our remarks.  We thank everyone for  participating and we'll speak with you next quarter.

G. Rollins     Thank you for your interest in Rollins.

Operator Thank you, gentlemen. Ladies and gentlemen, this concludes the Rollins fourth quarter conference call. If you would like to
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